Exhibit 99.1

CONTACT: Angela Hartley
Patriot Scientific Corporation
760/547-2700 ext. 102
For Immediate Release

Letter to the Shareholders of Patriot Scientific Corporation from President/CEO Rick Goerner on Business Update

CARLSBAD, California – December 22, 2008 – To all shareholders and stakeholders of Patriot Scientific Corporation (OTC BB: PTSC), this letter provides the last update on business activities at the Company for 2008.  These letters are part of the Company’s commitment to facilitate regular communication to Patriot Scientific’s shareholders to provide additional insight on topical business issues and to provide a uniform status report on important activities at the Company.

In this letter I want to provide 1) a brief update on the Crossflo/Iameter business activities, 2) an update on other Patriot Scientific business and M&A activities, and 3) comment on some recent issues raised by shareholders.

Update on Crossflo/Iameter Business Activities

As I’ve indicated in prior letters, Patriot is building its future data sharing software product strategy around Crossflo’s base capability with a focus on healthcare and public safety.

Crossflo’s unique data sharing software tool addresses a complex, widespread, and rapidly expanding, need in the market to securely share data between multiple users especially evident in the public safety and healthcare area. Each of these markets represents a developing, large  revenue opportunity for database integration software.

On December 1, Crossflo finalized the acquisition of the assets of Iameter which expands Crossflo’s healthcare product offering.. Iameter provides a healthcare software platform for hospitals and physician groups to assess the quality of care delivery against state and federal healthcare standards to help them realize quality improvements and reduced cost. The type of solutions Iameter offers have recently become important to healthcare providers because quality of care will now affect the amounts healthcare providers are reimbursed for services provided to Medicare patients. This fundamental change in the nation’s largest healthcare reimbursement system makes Iameter’s technology a timely and compelling addition to Crossflo’s healthcare data sharing technology.

Iameter’s software product and services were featured in a recent HP webinar outlining the HP-Crossflo “Health Information Solution”. It was attended by 200 “web connections” representing potential customers and partners for HP’s solution. Dr. Bill Mollenbrock of Crossflo was the guest speaker for the session.

We are continuing to update our assessment of the market opportunities for the Crossflo technology, including the recent addition of the Iameter product. While Crossflo is in early stage revenue development, its sales assumptions and estimates have a great deal of variability. This is particularly true in the public/government sector.  We expect to provide a plan for Crossflo’s revenues for the period March 1, 2009 through February 28, 2010 (aligned with Patriot fiscal quarters) in January. We are initiating a rolling six quarter forecast with Crossflo and, while we do not expect to provide quarterly revenue guidance on the Crossflo business at this early stage, we will update the status of progress to our plan from time to time.

Update on other business and M&A activities at Patriot

The key theme of Patriot’s evolving M&A strategy is to leverage our current capital resources (cash and stock), and the future earnings generated from the company’s joint ownership of the MMP™ Portfolio, into a viable growth-oriented operating company. Patriot’s favorable cash position and trading liquidity are attractive to many companies (both public and private) seeking cash to grow and liquidity.

With Crossflo’s data sharing tools as the core, we are continuing to evaluate opportunities to acquire complementary software products with specific emphasis on healthcare and public safety applications. With the closure of the Iameter transaction strengthening our healthcare solution, we are placing additional short term emphasis on opportunities that will expand our public safety offering with particular focus on Department of Homeland Security (DHS) Fusion Centers, emergency response, law enforcement and other inter-agency data sharing applications

With respect to the MMP portfolio, this morning we announced that TPL/Alliacense signed ASUSTeK as a new licensee. You may be aware that ASUSTeK had been a party in litigation with us, and TPL, and we are pleased that they have decided to settle and become a licensee, avoiding further litigation expense.

I will endeavor early next year to provide a more thorough update of the MMP portfolio and USPTO activities.

Comments on shareholder inquiries

1)	Why doesn’t Patriot have a Chairman of the Board?
2)	What are our current thoughts on pursuing a NASDAQ, or other exchange, listing?
3)	Update on plans for a shareholder conference call following release of Patriot’s Q2 2009 results

1)   Why doesn’t Patriot have a Chairman of the Board?

Several shareholders have inquired as to why Patriot does not have a designated Chairman of the Board, replacing David Pohl. The Chairman role is not a position that bestows any additional, or unique, powers, liabilities or responsibilities on any individual member of the Board of Directors and there is no corporate requirement that Patriot designate one Board member as its Chairman.

Currently, the Company’s Executive Committee, consisting of Carl Johnson, Gloria Felcyn and Helmut Falk (chaired by Carl Johnson) serve as ”co-chairmen” and I have taken on some of the administrative Board activities that Mr. Pohl had provided. We are pleased with the function of the Board of Directors up to this point and do not have a plan in the near term to designate anyone solely as Chairman.

2)  What are our current thoughts on pursuing a NASDAQ listing?

One of the Company’s objectives is to pursue, at the right time, a listing on a more broadly traded exchange, probably NASDAQ. During my last trip to New York City I had the opportunity to meet with the NASDAQ representative for new listings and discussed the prospects for Patriot. Based on the current listing criteria NASDAQ has established, Patriot could pursue listing on NASDAQ’s Global Market if we met the share price criteria. All other capital and financial requirements can be met. Therefore, the decision to pursue a NASDAQ, or other exchange, listing, is not if, but when.

 As I’m sure you can appreciate, Patriot’s management and the Board are keenly sensitive to the concerns of the shareholders with respect to share price and the potential for a reverse split of Patriot shares. There is no discussion to pursue a reverse split under the current market conditions, however, I have begun dialogue with the Board about the conditions, both internal and external, which would serve as a trigger to launch the process.

We believe that it will be in the best long term interest of shareholders to seek listing on a more broadly traded exchange, but do not feel that current business conditions warrant active pursuit of this goal today.

3) Update on plans for a shareholder conference call following the release of Patriot’s Q2 2009 results

As announced at the annual shareholder meeting, Patriot will conduct a shareholder Q&A conference call following the release of its second quarter earnings results in January. At the present time, we expect to release Q2 results on Friday, January 9, 2009 after the market close.

As this is not a traditional earnings call, we plan to conduct the call at 1:30 pm on Tuesday January 13, 2009. The two business day offset should give all interested shareholders time to contemplate our results and formulate questions for the call.

We hope this can be a productive opportunity for shareholders to connect directly with management on issues of the Company’s direction and a means to more broadly clarify key points affecting the Company’s direction.

I am looking forward to participating in this call and utilizing future calls as an additional means of direct shareholder dialogue in 2009. Details for the conference call logistics will be released in early January and also included in the Company’s Q2 release on January 9, 2009.

On a separate topic, I’m also pleased to report that in December we’ve seen movement in the ARS market and have received partial redemption of ARS obligations from both the state of Florida and Washington. We are hopeful that this points to a concerted effort by the issuing agencies, and government, to provide for broader redemptions and liquidity in 2009.

As always, it is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders and the marketplace, and I will continue to look forward to your comments and inquiries.

I trust this letter has provided you with additional information regarding the status of key business initiatives at Patriot Scientific and the progress we are making toward building a “new Patriot” with solid future growth and profitability. As the New Year approaches, we can reflect on the progress that the Company has made, and the challenges yet ahead, in positioning Patriot for future growth and success.

On behalf of myself, the management of Patriot Scientific and the Board of Directors, I’d like to wish each of you the best for the holiday season and a happy, healthy and prosperous New Year.

Sincerely,

/s/ Rick Goerner
Rick Goerner
President/CEO
Patriot Scientific Corporation

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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